Exhibit 10.14
Amendment No. 1
to
The Boeing Company Executive Supplemental Savings Plan

The Boeing Company Executive Supplemental Savings Plan, as amended and restated effective January 1, 2025, is hereby amended as follows effective April 23, 2025:

1.The following paragraph is added to the end of Article IX (Amendment and Termination):

Notwithstanding the foregoing, in connection with a “change in control event” within the meaning of Code section 409A and any IRS or Treasury guidance thereunder, the Administrator shall have the authority to terminate and liquidate the Plan with respect to no more than 5% of the Plan’s aggregate benefit liabilities (determined by the Administrator as of the date of the Administrator’s action) in connection with such change in control event, solely with respect to participants who experience such change in control event (as determined in accordance with Code section 409A and any IRS or Treasury guidance thereunder). The Administrator shall ensure that the Compensation Committee receives periodic reports regarding any termination and liquidation actions approved by the Administrator pursuant to this paragraph.